Exhibit 4.2

Sixth Supplemental Indenture (this “Supplemental Indenture”) dated as of May 15, 2007, among AMERICAN MEDIA OPERATIONS, INC., a Delaware corporation (the “Company”), the Note Guarantors (defined on the signature pages hereto) and HSBC BANK USA, NATIONAL ASSOCIATION (as successor in interest to J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION), a national banking association duly organized and existing under the laws of the United States of America, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of January 23, 2003, with the Note Guarantors parties thereto and the Trustee, as supplemented by the First Supplemental Indenture, dated as of March 17, 2006, the Second Supplemental Indenture, dated as of June 26, 2006, the Third Supplemental Indenture, dated as of August 18, 2006, the Fourth Supplemental Indenture, dated as of November 2, 2006, and the Fifth Supplemental Indenture, dated as of February 15, 2007 (as supplemented, the “Indenture”), providing for the issuance of the Company’s 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, as of the date hereof, $150 million aggregate principal amount of the Notes are outstanding and no other Notes have been issued or are outstanding pursuant to the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Note Guarantors and the Trustee may amend the Indenture or the Notes outstanding thereunder with the written consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the Notes then outstanding; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Note Guarantors have been done, including receipt of consents to amend the Indenture and the Notes as set forth herein from the Holders of at least a majority in principal amount of the Notes outstanding as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Note Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1. Amendment to Section 1.02. Section 1.02 of the Indenture is hereby amended by adding the following defined terms in the proper alphabetical order:

“First Quarter 2008 10-Q”	4.02
“2007 10-K”	4.02

2. Amendment to Article 4. Section 4.02 of the Indenture is hereby amended by deleting the final two sentences of such Section and adding the following new sentences as the final sentences of such Section:

“Notwithstanding any other provision in this Section 4.02, the Company shall not be required to file (i) its quarterly report on Form 10-Q for the quarter ended September 30, 2006 (the “Second Quarter 2007 10-Q”) prior to June 15, 2007, (ii) its quarterly report on Form 10-Q for the quarter ended December 31, 2006 (the “Third Quarter 2007 10-Q”) prior to July 16, 2007, (iii) its annual report on Form 10-K for the year ended March 31, 2007 (the “2007 10-K”) prior to August 31, 2007 and (iv) its quarterly report on Form 10-Q for the quarter ended June 30, 2007 (the “First Quarter 2008 10-Q”) prior to October 1, 2007; provided that the Company shall be permitted, upon notice to the Trustee and a cash payment to all Holders of record of the Notes as of the date of such notice of an amount equal to $1.25 per $1,000 principal amount of Notes (such payment to be made no later than five (5) Business Days after the date of such notice), to extend the filing date of (w) the Second Quarter 2007 10-Q to July 16, 2007, (x) the Third Quarter 2007 10-Q to August 15, 2007, (y) the 2007 10-K to October 1, 2007 and (z) the First Quarter 2008 10-Q to October 31, 2007; provided that if the Company is in breach of Section 4.03(e) hereof, this sentence shall be deemed null and void, and the Company shall be deemed to be in default of its obligations under this Section 4.02 with respect to the Second Quarter 2007 10-Q, the Third Quarter 2007 10-Q, the 2007 10-K and the First Quarter 2008 10-Q, in each case, even if such Second Quarter 2007 10-Q, Third Quarter 2007 10-Q, 2007 10-K or First Quarter 2008 10-Q have been filed with the SEC. For the avoidance of doubt, the Company shall not be required to refile its annual report on Form 10-K for the year ended March 31, 2005 and its quarterly reports on Form 10-Q for each of the quarters ended June 30, 2005 and September 30, 2005 in connection with the contemplated restatement of certain previously issued financial statements included or otherwise summarized therein.”

ARTICLE II

MISCELLANEOUS

1. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

2. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3. Concerning the Trustee. (a) The recitals contained herein shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee assumes no duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. In addition, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

(b) The Company and each Note Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with the execution and delivery of this Supplemental Indenture and the performance of its duties hereunder. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Note Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and the Note Guarantors, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Note Guarantors, as applicable, and such parties in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

4. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

AMERICAN MEDIA OPERATIONS, INC.,

by:	/s/ Michael Kahane
Name:	Michael Kahane
Title:	Executive Vice President, General Counsel & Secretary

On behalf of

AM AUTO WORLD WEEKLY, INC.
AMI BOOKS, INC.
AMI FILMS, INC.
AMERICAN MEDIA CONSUMER ENTERTAINMENT, INC.
AMERICAN MEDIA CONSUMER MAGAZINE GROUP, INC.
AMERICAN MEDIA DISTRIBUTION & MARKETING GROUP, INC.
AMERICAN MEDIA MINI MAGS, INC.
AMERICAN MEDIA NEWSPAPER GROUP, INC.
AMERICAN MEDIA PROPERTY GROUP INC.
COUNTRY MUSIC MEDIA GROUP, INC.
DISTRIBUTION SERVICES, INC.
GLOBE COMMUNICATIONS CORP.
GLOBE EDITORIAL, INC.
MIRA! EDITORIAL, INC.
NDSI, INC.
NATIONAL ENQUIRER, INC.
NATIONAL EXAMINER, INC.
STAR EDITORIAL, INC.
SYL COMMUNICATIONS
WEIDER PUBLICATIONS, LLC
(collectively, the “Note Guarantors”)

by:	/s/ Michael Kahane
Name:	Michael Kahane
Title:	Executive Vice President, General Counsel & Secretary

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

by:	/s/ Anthony A. Bocchino, Jr.
Name:	Anthony A. Bocchino, Jr.
Title:	Vice President

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